CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Usio, Inc.
San Antonio, Texas

We hereby consent to the inclusion in this Registration Statement on Form S-8 of Usio, Inc. of our audit report dated March 27, 2024, with respect to the consolidated financial statements of Usio, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ ADKF, P.C.

ADKF, P.C.
San Antonio, Texas
June 23, 2025